Exhibit 99.3

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm	2

Consolidated Balance Sheets as of December 31, 2008 and 2007	3

Consolidated Statements of Earnings for the years
ended December 31, 2008, 2007 and 2006	4

Consolidated Statements of Comprehensive Income for the years
ended December 31, 2008, 2007 and 2006	5

Consolidated Statements of Changes in Equity for the years
ended December 31, 2008, 2007 and 2006	6

Consolidated Statements of Cash Flows for the years
ended December 31, 2008, 2007 and 2006	7

Notes to the Consolidated Financial Statements	8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
RehabCare Group, Inc.

We have audited the accompanying consolidated balance sheets of RehabCare Group, Inc. (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of earnings, comprehensive income, changes in equity, and cash flows for each of the years in the three year period ended December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of RehabCare Group, Inc as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three year period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 14 to the consolidated financial statements, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, effective January 1, 2007.

St. Louis, Missouri
March 10, 2009
except for Note 23, as to
which the date is July 14, 2009 and
Note 8 and Note 19, as to
which the date is October 9, 2009

REHABCARE GROUP, INC.
Consolidated Balance Sheets
(dollars in thousands, except per share data)

	December 31,
Assets	2008	2007
Current assets:
Cash and cash equivalents	$27,373	$10,265
Accounts receivable, net of allowance for doubtful accounts of $19,480 and $16,266, respectively	139,197	135,194
Deferred tax assets	14,876	15,863
Other current assets	7,165	7,892
Total current assets	188,611	169,214
Marketable securities, trading	2,810	3,547
Property and equipment, net	37,851	29,705
Goodwill	171,365	168,517
Intangible assets, net	28,944	28,027
Investment in unconsolidated affiliate	4,772	4,701
Other	4,053	4,849
Total assets	$438,406	$408,560

Liabilities and Equity
Current liabilities:
Current portion of long-term debt	$—	$9,500
Accounts payable	8,330	5,825
Accrued salaries and wages	55,188	49,886
Income taxes payable	776	192
Accrued expenses	27,033	23,526
Total current liabilities	91,327	88,929
Long-term debt, less current portion	57,000	65,000
Deferred compensation	2,833	3,552
Deferred tax liabilities	8,306	5,375
Other	1,140	415
Total liabilities	160,606	163,271

Stockholders’ equity:
Preferred stock, $.10 par value; authorized 10,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 60,000,000 shares, issued 21,657,544 shares and 21,466,994 shares as of December 31, 2008 and 2007, respectively	217	215
Additional paid-in capital	145,647	140,246
Retained earnings	177,036	158,331
Accumulated other comprehensive loss	(424)	(66)
Less common stock held in treasury at cost; 4,002,898 shares as of December 31, 2008 and 2007	(54,704)	(54,704)
Total stockholders’ equity	267,772	244,022
Noncontrolling interests	10,028	1,267
Total equity	277,800	245,289
Total liabilities and equity	$438,406	$408,560

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.
Consolidated Statements of Earnings
(in thousands, except per share data)

	Year Ended December 31,
	2008	2007	2006

Operating revenues	$735,412	$693,013	$601,807
Costs and expenses:
Operating	597,879	561,233	486,123
Selling, general and administrative	90,056	82,806	77,724
Impairment of assets	—	4,906	2,351
Restructuring	—	—	(191)
Depreciation and amortization	14,570	16,538	14,249
Total costs and expenses	702,505	665,483	580,256

Operating earnings	32,907	27,530	21,551

Interest income	143	830	468
Interest expense	(3,897)	(8,362)	(5,499)
Other income (expense), net	21	37	(50)
Equity in net income (loss) of affiliates	471	287	(3,029)

Earnings from continuing operations before income taxes	29,645	20,322	13,441
Income taxes	12,063	7,658	5,871
Earnings from continuing operations, net of tax	17,582	12,664	7,570
Loss from discontinued operations, net of tax	(863)	(382)	(314)
Net earnings	16,719	12,282	7,256
Net loss attributable to noncontrolling interests	1,986	377	24
Net earnings attributable to RehabCare	$18,705	$12,659	$7,280

Amounts attributable to RehabCare stockholders:
Earnings from continuing operations, net of tax	$19,568	$13,041	$7,594
Loss from discontinued operations, net of tax	(863)	(382)	(314)
Net earnings	$18,705	$12,659	$7,280

Basic earnings per share attributable to RehabCare:
Earnings from continuing operations, net of tax	$1.11	$0.76	$0.45
Loss from discontinued operations, net of tax	(0.05)	(0.03)	(0.02)
Net earnings	$1.06	$0.73	$0.43

Diluted earnings per share attributable to RehabCare:
Earnings from continuing operations, net of tax	$1.10	$0.75	$0.44
Loss from discontinued operations, net of tax	(0.05)	(0.02)	(0.02)
Net earnings	$1.05	$0.73	$0.42

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.
Consolidated Statements of Comprehensive Income
(in thousands)

	Year Ended December 31,
	2008	2007	2006

Net earnings	$16,719	$12,282	$7,256

Other comprehensive income (loss), net of tax:

Changes in the fair value of derivative designated as a cash flow hedge, net of tax of $226, $41 and $0, respectively	(358)	(66)	—
Total other comprehensive loss, net of tax	(358)	(66)	—

Comprehensive income	16,361	12,216	7,256

Comprehensive loss attributable to noncontrolling interests	1,986	377	24

Comprehensive income attributable to RehabCare	$18,347	$12,593	$7,280

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.
Consolidated Statements of Changes in Equity
(in thousands)

	Amounts Attributable to RehabCare Stockholders
					Accumulated
		Additional			other	Non-
	Common	paid-in	Retained	Treasury	comprehensive	controlling	Total
	stock	capital	earnings	stock	earnings (loss)	interests	equity

Balance, December 31, 2005	$208	$128,792	$123,952	$(54,704)	$—	$—	$198,248

Net earnings (loss)	—	—	7,280	—	—	(24)	7,256

Stock-based compensation	—	1,697	—	—	—	—	1,697

Activity under stock plans	3	3,551	—	—	—	—	3,554

Contributions made by noncontrolling interests	—	—	—	—	—	110	110

Balance, December 31, 2006	211	134,040	131,232	(54,704)	—	86	210,865

Net earnings (loss)	—	—	12,659	—	—	(377)	12,282

Changes in the fair value of derivative, net of tax	—	—	—	—	(66)	—	(66)

Adjustment to initially apply FIN 48	—	—	14,440	—	—	—	14,440

Stock-based compensation	—	1,726	—	—	—	—	1,726

Activity under stock plans	4	4,480	—	—	—	—	4,484

Contributions made by noncontrolling interests	—	—	—	—	—	1,558	1,558

Balance, December 31, 2007	215	140,246	158,331	(54,704)	(66)	1,267	245,289

Net earnings (loss)	—	—	18,705	—	—	(1,986)	16,719

Changes in the fair value of derivative, net of tax	—	—	—	—	(358)	—	(358)

Stock-based compensation	—	3,195	—	—	—	—	3,195

Activity under stock plans	2	2,206	—	—	—	—	2,208

Contributions made by noncontrolling interests	—	—	—	—	—	10,747	10,747

Balance, December 31, 2008	$217	$145,647	$177,036	$(54,704)	$(424)	$10,028	$277,800

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.
Consolidated Statements of Cash Flows
(in thousands)

	Year Ended December 31,
	2008	2007	2006
Cash flows from operating activities:
Net earnings	$16,719	$12,282	$7,256
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	14,886	17,021	14,537
Provision for doubtful accounts	10,178	9,194	5,937
Equity in net (income) loss of affiliates	(471)	(287)	3,029
Impairment of assets	—	4,906	2,351
Stock-based compensation	3,195	1,726	1,697
Income tax benefit related to stock options exercised	812	1,122	896
Excess tax benefit related to stock options exercised	(564)	(973)	(895)
Restructuring	—	—	(191)
Gain on disposal of discontinued operation	(321)	—	—
(Gain) loss on disposal of property and equipment	(21)	(37)	50
Changes in assets and liabilities:
Accounts receivable, net	(11,318)	7,883	(19,059)
Other current assets	846	925	(274)
Other assets	371	333	332
Accounts payable	2,328	(3,895)	1,472
Accrued salaries and wages	4,952	(523)	103
Income taxes payable and deferred taxes	4,456	5,871	2,330
Accrued expenses	2,629	(2,486)	247
Deferred compensation	(19)	(1,053)	(326)
Net cash provided by operating activities	48,658	52,009	19,492
Cash flows from investing activities:
Additions to property and equipment	(18,502)	(9,989)	(14,854)
Purchase of marketable securities	(509)	(354)	(372)
Proceeds from sale/maturities of marketable securities	546	1,390	710
Investment in unconsolidated affiliate	—	(1,119)	—
Disposition of business	7,193	—	—
Purchase of businesses, net of cash acquired	(8,408)	(1)	(136,026)
Other, net	(406)	(871)	(486)
Net cash used in investing activities	(20,086)	(10,944)	(151,028)
Cash flows from financing activities:
Net change in revolving credit facility	(11,500)	(45,000)	113,500
Principal payments on long-term debt	(6,000)	(1,059)	(3,408)
Debt issuance costs	—	—	(892)
Cash contributed by minority interests	3,663	1,373	110
Exercise of employee stock options	1,809	3,483	2,658
Excess tax benefit related to stock options exercised	564	973	895
Net cash provided by (used in) financing activities	(11,464)	(40,230)	112,863
Net increase (decrease) in cash and cash equivalents	17,108	835	(18,673)
Cash and cash equivalents at beginning of year	10,265	9,430	28,103
Cash and cash equivalents at end of year	$27,373	$10,265	$9,430

See accompanying notes to consolidated financial statements.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

(1)	Overview of Company and Summary of Significant Accounting Policies

Adjustments to Consolidated Financial Statements

Effective June 1, 2009, the Company completed the sale of all the outstanding common stock of Phase 2 Consulting, Inc. (“Phase 2”).  The Company’s consolidated statements of earnings and relevant financial information in the footnotes herein have been updated to reflect the classification of the results of operations of Phase 2 as discontinued operations for all periods presented in accordance with U.S. generally accepted accounting principles (“GAAP”).  Refer to Note 8 for further discussion.

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”).  The Company’s consolidated financial statements and relevant financial information in the footnotes herein have been updated to reflect the changes required by Statement 160.  Refer to Note 23 for further discussion.

Overview of Company

RehabCare Group, Inc. (“the Company”) is a leading provider of program management services for inpatient rehabilitation and skilled nursing units, outpatient therapy programs and contract therapy services in conjunction with more than 1,200 hospitals, skilled nursing facilities, outpatient facilities and other long-term care facilities throughout the United States.  RehabCare also operates six rehabilitation hospitals and five long term acute care hospitals, which provide specialized acute care for medically complex patients.  The Company also provides other healthcare services including management consulting services to hospitals, physician groups and skilled nursing facilities and staffing services for therapists and nurses.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements of the Company and its subsidiaries were prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and include the accounts of the Company and all of its wholly owned subsidiaries, majority-owned subsidiaries over which the Company exercises control and, when applicable, entities for which the Company has a controlling financial interest.  All significant intercompany balances and transactions have been eliminated in consolidation.

Certain prior year amounts have been reclassified to conform to current year presentation.  Such reclassifications primarily relate to the sale of RehabCare Rehabilitation Hospital – Permian Basin, a 38-bed inpatient rehabilitation hospital located in Midland, Texas (the “Midland hospital”).  The Company reclassified its condensed consolidated statements of earnings for the years ended December 31, 2007 and 2006 to show the results of operations for the Midland hospital as discontinued operations.

The Company uses the equity method to account for its investments in entities that the Company does not control but has the ability to exercise significant influence over the entity’s operating and financial policies.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

Cash Equivalents and Marketable Securities

Cash in excess of daily requirements is invested in short-term investments with original maturities of three months or less.  Such investments are deemed to be cash equivalents for purposes of the consolidated statements of cash flows.

The Company classifies its debt and equity securities into one of three categories:  held-to-maturity, trading, or available-for-sale. Management determines the appropriate classification of its investments at the time of purchase and reevaluates such determination at each balance sheet date.  Investments at December 31, 2008 and 2007 consist of noncurrent marketable equity and debt securities.  All noncurrent marketable securities are classified as trading, with all investment income, including unrealized gains or losses recognized in the consolidated statements of earnings.  Noncurrent marketable securities include assets held in trust for the Company’s deferred compensation plan that are not available for operating purposes.

Credit Risk

The Company provides services to a geographically diverse clientele of healthcare providers throughout the United States.  In addition, in its hospitals business, the Company is reimbursed for its services primarily by Medicare and other third party payers.  The Company performs ongoing credit evaluations of its clientele and does not require collateral.  An allowance for doubtful accounts is maintained at a level which management believes is sufficient to cover anticipated credit losses.  The Company determines its allowance for doubtful accounts based upon an analysis of the collectability of specific accounts, historical experience and the aging of the accounts receivable.  The Company specifically analyzes customers with historical poor payment history and customer creditworthiness when evaluating the adequacy of the allowance for doubtful accounts. The Company continually evaluates the adequacy of its allowance for doubtful accounts and makes adjustments in the periods any excess or shortfall is identified.

Derivative Instruments and Hedging Activities

Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“Statement 133”),  requires that every derivative instrument be recorded in the balance sheet as either an asset or a liability measured at its fair value.  In December 2007, the Company entered into an interest rate swap agreement to reduce the Company’s exposure to changes in interest rates on certain borrowings that bear interest at floating rates.  The swap agreement expires in December 2009.  This swap agreement has been designated as a cash flow hedge.  Therefore, the unrealized gains and losses resulting from the change in fair value of the swap contract have been reflected in other comprehensive income.  Realized gains and losses have been reclassified to interest expense in the period in which the related interest payments being hedged were made.  The Company has formally documented its hedging relationships, including identification of the hedging instruments and hedged items, as well as the Company’s risk management objectives and strategies for undertaking each hedge transaction.

Property and Equipment

Property and equipment are initially recorded at cost.  Depreciation and amortization of property and equipment are computed using the straight-line method over the estimated useful lives of the related assets, principally: equipment – three to seven years; buildings – 39 years; and leasehold improvements – life of asset or life of lease, whichever is less. Upon retirement or disposition, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the results of operations. Repairs and maintenance are expensed as incurred.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements
December 31, 2008, 2007 and 2006

Goodwill and Other Intangible Assets

Under Statement of Financial Accounting Standards No. 141, “Business Combinations,” (“Statement 141”), the cost of acquired companies is allocated first to their identifiable assets, both tangible and intangible, based on estimated fair values.  The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill.  Under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” (“Statement 142”), goodwill and intangible assets with indefinite lives are not amortized to expense, but instead tested for impairment at least annually and any related losses recognized in earnings when identified.  See Note 7, “Goodwill and Other Intangible Assets,” for further discussion.  Other identifiable intangible assets with a finite life are amortized on a straight-line basis over their estimated lives.

Long-Lived Assets

Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (“Statement 144”), addresses financial accounting and reporting for the impairment of long-lived assets to be disposed of.  The Company reviews identified intangible and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.  If such events or changes in circumstances are present, an impairment loss would be recognized if the sum of the expected future net cash flows was less than the carrying amount of the asset.  See Note 5, “Property and Equipment,” for additional information.

Disclosure About Fair Value of Financial Instruments

The Company’s financial instruments consist of cash equivalents, accounts receivable, marketable securities, accounts payable, an interest rate swap agreement and long-term debt.  The carrying values of cash equivalents, accounts receivable and accounts payable approximate fair value due to their relatively short-term nature.   The carrying value of long-term debt at December 31, 2008 and 2007 approximates fair value based on quoted market prices obtained from independent pricing sources for borrowings with comparable maturities.  The Company’s marketable securities and interest rate swap agreement are recorded at fair value.  See Note 18, “Fair Value Measurements,” for additional information.

Revenue Recognition

In the Company’s program management services segment, the Company derives a significant majority of its revenues from fees paid directly by healthcare providers (i.e., acute care hospitals and skilled nursing facilities) rather than through payment or reimbursement by government or other third-party payers.  Revenues are generally recognized as services are provided to patients based on the contractually agreed upon rate per unit of service, rate per patient discharge, a negotiated patient per diem rate, or a negotiated fee schedule based on the type of service rendered.  The Company’s inpatient business also accrues revenues at the end of each period for services provided to patients that have not been discharged by the period end based on the number of patient days completed as a percentage of the average length of stay for the facility under contract.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

The Company’s hospitals segment derives substantially all of its revenues from fees for patient care services, which are usually reimbursed by Medicare, Medicaid or third party managed care programs.   The Company’s hospitals recognize net patient revenues in the reporting period in which the services are performed based on our current gross billing rates, less actual adjustments and estimated discounts for contractual allowances.  These allowances are principally required for patients covered by Medicare, Medicaid, managed care health plans and other third-party payers.  Laws governing the Medicare and Medicaid programs are complex and subject to interpretation.  All healthcare providers participating in the Medicare and Medicaid programs are required to meet certain financial reporting requirements. Federal regulations require submission of annual cost reports covering medical costs and expenses associated with the services provided by each facility to program beneficiaries.  Annual cost reports required under the Medicare and Medicaid programs are subject to routine audits, which may result in adjustments to the amounts ultimately determined to be due to the Company under these reimbursement programs.

In estimating the discounts for contractual allowances, the Company reduces its gross patient receivables to the estimated amount that will be recovered for the service rendered based upon previously agreed to rates with the payer.  These estimates are regularly reviewed for accuracy by taking into consideration Medicare reimbursement rules and known changes to payer contract terms, laws and regulations and payment history.  If such information indicates that the Company’s allowances are overstated or understated, the Company reduces or provides for additional allowances as appropriate in the period in which such a determination is made.

In 2007, the Company recorded favorable net settlements of prior year Medicare and Medicaid cost reports which resulted in an aggregate increase in revenues of $1.4 million.  The Company did not record any material revenue adjustments for prior year cost reports in 2008 or 2006.

Health, Workers Compensation and Professional Liability Insurance Accruals

The Company maintains an accrual for health, workers compensation and professional liability claim costs that are partially self-insured and are classified in accrued salaries and wages (health insurance) and accrued expenses (workers compensation and professional liability).  The Company determines the adequacy of these accruals by periodically evaluating historical experience and trends related to claims and payments based on actuarial computations and industry experiences and trends.  At December 31, 2008, the balances for accrued health, workers compensation and professional liability were $5.4 million, $4.6 million and $6.2 million, respectively.  At December 31, 2007, the balances for accrued health, workers compensation and professional liability were $5.4 million, $3.9 million and $6.1 million, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards.  Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those differences are expected to be recovered or settled.

Treasury Stock

The purchase of the Company’s common stock is recorded at cost.  Upon subsequent reissuance, the treasury stock account is reduced by the average cost basis of such stock.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements.  Estimates also affect the reported amounts of revenues and expenses during the period.  Actual results may differ from those estimates.

Recently Issued Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – including an amendment of FASB Statement No. 115” (“Statement 159”).  This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value, with unrealized gains and losses related to these items reported in earnings at each subsequent reporting date.  The Company adopted this statement on January 1, 2008 and has elected not to apply the fair value option to any items not already carried at fair value in accordance with other accounting standards, so the adoption of Statement 159 did not impact the Company’s consolidated financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standard No. 141(R), “Business Combinations” (“Statement 141(R)”).  Statement 141(R) requires most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value.”  The new standard is effective for fiscal years beginning after December 15, 2008.  Statement 141(R) will be applied to business combinations occurring after the effective date.

Statement 141(R) replaces Statement 141’s cost-allocation process.  Statement 141 required the acquirer to include acquisition-related costs (such as finder’s fees and legal fees) in the cost of the acquisition.  Statement 141(R) requires those costs to be expensed in the periods incurred.  The Company will be adopting Statement 141(R) effective January 1, 2009.  In the first quarter of 2009, the Company will expense approximately $0.1 million of acquisition-related costs that were deferred as of December 31, 2008 because the acquisitions were still in process.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”).  The new standard requires noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity and requires disclosure on the face on the consolidated income statement of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  The new standard also requires the amounts of consolidated comprehensive income attributable to the parent and to the noncontrolling interest to be presented separately on the face of the consolidated statement in which comprehensive income is presented.  The Company adopted Statement 160 on January 1, 2009.  The Company’s consolidated financial statements and relevant financial information in the footnotes herein have been updated to reflect the changes required by Statement 160.  Refer to Note 23 for further discussion.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, "Disclosures about Derivative Instruments and Hedging Activities" (“Statement 161”), which amends and expands the disclosure requirements of FAS 133 to require qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. Statement 161 will be effective for the Company beginning in 2009.  The adoption of this statement is expected to expand the Company’s disclosures about derivatives held by the Company.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

In April 2008, the FASB issued FASB Staff Position FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset.  FSP FAS 142-3 also expands the disclosure requirements of Statement 142.  FSP FAS 142-3 is effective for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  The guidance for determining the useful life of a recognized intangible asset shall be applied prospectively to intangible assets acquired after the effective date.  The adoption of FSP FAS 142-3 in the first quarter of 2009 is not expected to have a material impact on the Company’s consolidated financial statements.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” (“FSP EITF 03-6-1”).  FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in Statement of Financial Accounting Standards No. 128, “Earnings per Share” (“Statement 128”).  FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those years.  The adoption of FSP EITF 03-6-1 in the first quarter of 2009 is not expected to have an impact on the Company’s consolidated financial statements.

(2)          Stock-Based Compensation

The Company adopted Statement of Financial Accounting Standards No.  123 – revised 2004, “Share-Based Payment” (“Statement 123R”), on January 1, 2006.  Statement 123R requires the recognition of compensation expense for all share-based compensation awarded to employees, net of estimated forfeitures, using a fair-value-based method.  Under Statement 123R, the grant-date fair value of each award is amortized to expense over the award’s vesting period.  Compensation expense associated with share-based awards is included in corporate selling, general and administrative expense in the accompanying consolidated statements of earnings.  Total pre-tax compensation expense and its related income tax benefit were as follows (in thousands of dollars):

	Year Ended December 31,
	2008	2007	2006

Share-based compensation expense	$3,195	$1,726	$1,697
Income tax benefit	1,235	667	656

The Company has various incentive plans that provide long-term incentive and retention awards.  These awards include stock options and restricted stock awards.  At December 31, 2008, a total of 596,178 shares were available for future issuance under the plans.  The Company generally issues new shares of common stock to satisfy stock option exercises and restricted stock award vestings.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

Stock Options

Stock options may be granted for a term not to exceed 10 years and must be granted within 5 years from the adoption of the current equity incentive plan.  All of the unvested stock options currently outstanding become fully exercisable after four years from date of grant.  The fair value of each option award is estimated on the date of grant using a Black-Scholes-Merton option valuation model.  Estimates of fair value may not equal the value ultimately realized by those who receive equity awards.  The assumptions used to estimate fair value are noted in the following table.  No options were granted in 2008 or 2007.  The Company uses the historical volatility of the Company’s stock and other factors to estimate expected volatility.  The expected term of options is based on historical data and represents the period of time that options granted are expected to be outstanding; the range given below results from certain groups of participants exhibiting different behavior.  The risk free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant.

	Year Ended December 31,
	2008	2007	2006

Expected volatility	N/A	N/A	33%
Expected dividends	N/A	N/A	0%
Expected term (in years)	N/A	N/A	6-8
Risk-free rate	N/A	N/A	4.3%-4.7%

The following table provides a summary of stock options outstanding as of December 31, 2008 and changes during the year then ended:

		Weighted-	Weighted-Average	Aggregate
		Average	Remaining	Intrinsic
		Exercise	Contractual	Value
Stock Options	Shares	Price	Life (yrs)	(millions)

Outstanding at January 1, 2008	1,483,610	$23.15
Granted	—	—
Exercised	(155,550)	11.63
Forfeited or expired	(353,321)	25.62
Outstanding at December 31, 2008	974,739	$24.10	4.2	$0.3
Exercisable at December 31, 2008	959,739	$24.18	4.2	$0.3

The weighted-average grant-date fair value of options granted during the year ended December 31, 2006 was $8.72.  The total intrinsic values of options exercised during the years ended December 31, 2008, 2007 and 2006 were approximately $1.4 million, $2.5 million and $2.3 million, respectively.

A summary of the status of the Company’s nonvested stock options as of December 31, 2008 and changes during the year ended December 31, 2008 is presented below:

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

		Weighted-
		Average
		Grant-Date
Nonvested Stock Options	Shares	Fair Value

Nonvested at January 1, 2008	176,537	$10.02
Granted	—	—
Vested	(84,743)	9.77
Forfeited	(76,794)	10.74
Nonvested at December 31, 2008	15,000	$ 7.78

As of December 31, 2008, there was approximately $0.1 million of unrecognized compensation cost related to nonvested options.  Such cost is expected to be recognized over a weighted-average period of 1.2 years.

Restricted Stock Awards

In 2006, the Company began issuing restricted stock awards to attract and retain key Company executives.  At the end of a three-year restriction period, the awards will vest and be transferred to the participant provided that the participant has been an employee of the Company continuously throughout the restriction period.  In the first quarter of 2007, the Company also began issuing restricted stock awards to its nonemployee directors.  One-fourth of such awards generally vest each quarter over the first four quarters following the date of grant.

The Company’s restricted stock awards have been classified as equity awards under Statement 123R.  The fair value of each award is the market price of the Company’s common stock on the date of grant and is amortized to expense ratably over the vesting period.  In general, the Company will receive a tax deduction for each restricted stock award on the vesting date equal to the fair market value of the restricted stock on the vesting date.

The following table provides a summary of the status of the Company’s nonvested restricted stock awards as of December 31, 2008 and the changes during the year ended December 31, 2008:

		Weighted-
		Average
		Grant-Date
Nonvested Restricted Stock Awards	Shares	Fair Value

Nonvested at January 1, 2008	254,760	$16.14
Granted	257,262	21.71
Vested	(35,000)	22.01
Forfeited	(78,280)	17.75
Nonvested at December 31, 2008	398,742	$18.90

The weighted-average grant-date fair value of restricted stock granted during the years ended December 31, 2008, 2007 and 2006 was $21.71, $15.20 and $18.35, respectively.   As of December 31, 2008, there was approximately $4.0 million of unrecognized compensation cost related to nonvested restricted stock awards.  Such cost is expected to be recognized over a weighted-average period of 1.5 years.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

(3)          Marketable Securities

Noncurrent marketable securities at December 31, 2008 and 2007 consist primarily of marketable equity securities ($1.2 million and $1.7 million at December 31, 2008 and 2007, respectively), corporate and government bonds ($1.0 million and $1.1 million at December 31, 2008 and 2007, respectively) and money market securities ($0.6 million and $0.7 million at December 31, 2008 and 2007, respectively) held in trust under the Company’s deferred compensation plan.

(4)          Allowance for Doubtful Accounts

Accounts receivable is reported net of the allowance for doubtful accounts.  Activity in the allowance for doubtful accounts is as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006

Balance at beginning of year	$16,266	$14,355	$7,936
Provisions for doubtful accounts	9,643	9,194	5,937
Acquisitions	17	1,472	4,025
Accounts written off, net of recoveries	(6,446)	(8,755)	(3,543)
Balance at end of year	$19,480	$16,266	$14,355

In 2008, the Company also recorded a $535,000 provision for doubtful accounts related to its note receivable from Signature Healthcare Foundation.  See Note 21 for further information.

 (5)         Property and Equipment

Property and equipment, at cost, consist of the following (in thousands):

	December 31,
	2008	2007

Equipment	$58,163	$48,822
Land	1,010	1,046
Buildings and leasehold improvements	27,599	19,092
	86,772	68,960
Less accumulated depreciation	48,921	39,255
	$37,851	$29,705

Under Statement 144, a long-lived asset should be tested for recoverability and possible impairment whenever events or changes in circumstances indicate that the asset might be impaired.  In 2006, the Company decided to abandon an internal software development project it began in 2004.  Because of cost overruns, this project was put on hold in 2005 with the intention of restarting the project at a later date.  Following the hiring of a new chief information officer in the fourth quarter of 2006 and a complete review of the Company’s software applications and platforms, the Company decided that this project would not meet the needs of the business and any additional costs necessary to make the application functional would be in excess of the anticipated benefit to be derived.  As a result, the Company recognized an impairment loss of $2,351,000 in the fourth quarter of 2006 to write off the entire carrying value of the previously capitalized software development costs.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

(6)          Business Combinations

Effective June 1, 2008, the Company acquired an 80% equity interest in The Specialty Hospital, LLC for approximately $8.8 million, which includes the costs of executing the acquisition.  The Company accounted for this acquisition under the purchase method of accounting in accordance with Statement 141.  The Specialty Hospital is a 24-bed long-term acute care hospital located on the grounds of Floyd Medical Center in Rome, Georgia.  Floyd Healthcare Resources, Inc. has retained a 20% interest in the hospital.  In connection with this transaction, the Company recorded $6.8 million in intangible assets, consisting primarily of goodwill.   No adjustments to the purchase price allocation are anticipated in future periods.

Effective July 1, 2006, the Company acquired all of the outstanding limited liability company membership interests of Symphony Health Services, LLC (“Symphony”) at a cost of approximately $109.9 million, which includes costs of executing the transaction and an adjustment based on acquired working capital levels.  Symphony is a leading provider of skilled nursing rehabilitation services.  In connection with this transaction, the Company recorded $80.1 million in intangible assets, consisting primarily of goodwill and customer contracts and relationships.

The Company recognized employee termination costs and lease exit costs associated with exiting certain Symphony pre-acquisition activities as liabilities assumed in the acquisition and included in the allocation of the purchase price for Symphony.  The following table provides a roll-forward of the liability for accrued exit costs from the acquisition date through December 31, 2008 (amounts in millions):

	Employee	Lease	Total
	Termination	Exit	Exit
	Costs	Costs	Costs
Balance, July 1, 2006	$4.2	$1.6	$5.8
Payments	(1.8)	(0.4)	(2.2)
Balance, December 31, 2006	2.4	1.2	3.6
Change in purchase price allocation	(0.2)	0.1	(0.1)
Payments	(2.2)	(0.8)	(3.0)
Balance, December 31, 2007	—	0.5	0.5
Payments	—	(0.3)	(0.3)
Balance, December 31, 2008	$—	$0.2	$0.2

Effective July 1, 2006, the Company acquired the assets of Memorial Rehabilitation Hospital in Midland, Texas for approximately $8.6 million, which includes costs of executing the acquisition. Memorial Rehabilitation Hospital is a 38-bed freestanding inpatient rehabilitation hospital.  RehabCare had provided program management services to the hospital since the facility first opened in 1988.  In connection with this transaction, the Company recorded $8.5 million in intangible assets, consisting primarily of goodwill and noncompete agreements.  As further discussed in Note 8, effective August 30, 2008, the Company sold certain assets of this hospital and discontinued its operations.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

Effective June 1, 2006, the Company purchased substantially all of the assets of Solara Hospital of New Orleans (now known as “Louisiana Specialty Hospital”) for approximately $19.5 million, which includes costs of executing the acquisition.  Louisiana Specialty Hospital is a 44-bed long-term acute care hospital with approximately 120 employees, located on the seventh floor of West Jefferson Medical Center in Marrero, LA.  In connection with this transaction, the Company recorded $17.6 million in intangible assets, consisting primarily of goodwill and a Medicare exemption.

The results of operations of The Specialty Hospital, Symphony, Memorial Rehabilitation Hospital and Louisiana Specialty Hospital have been included in the Company’s financial statements prospectively beginning on the dates of acquisition.

(7)          Goodwill and Other Intangible Assets

In accordance with the provisions of Statement 142, the Company performs an annual test of impairment for goodwill and other indefinite lived intangible assets.  The impairment analysis is performed more frequently if events or changes in circumstances indicate that the carrying amount of such assets may exceed fair value.

Under Statement 142, intangible assets with indefinite lives are not amortized but must be reviewed for impairment annually and whenever events or changes in circumstances indicate that the asset might be impaired.  If the impairment test indicates that the carrying value of an intangible asset exceeds its fair value, then an impairment loss should be recognized in the consolidated statement of earnings in an amount equal to the excess carrying value.  The Company performed a test for impairment for goodwill and other indefinite lived intangible assets as of December 31, 2008, 2007 and 2006.  Based upon the results of the tests performed, no impairment of goodwill or other intangible assets with indefinite useful lives was identified in 2008 or 2006; however, in 2007, the Company recognized an impairment loss of $4.9 million to reduce the carrying value of the Medicare exemption it acquired in the June 1, 2006 acquisition of the assets of Louisiana Specialty Hospital, the Company’s LTACH in New Orleans, Louisiana.  This hospital had been grandfathered and statutorily exempt from the so-called 25% Rule.  The 25% Rule limits LTACH prospective payment system (“PPS”) paid admissions from a single referral source to 25%.  Admissions beyond the 25% threshold would be paid using lower inpatient PPS rates.  On May 1, 2007, the Centers for Medicare and Medicaid Services (“CMS”) released a rule extending the 25% Rule to all LTACHs, including those LTACHs that had previously operated under a statutory exemption.

As part of the purchase price allocation for Louisiana Specialty Hospital, the Company initially recorded the value of the statutory exemption as an indefinite-lived intangible asset at its estimated acquisition date fair value of $5.4 million.  The Company determined that the issuance of the May 1, 2007 rule by CMS resulted in a triggering event during the second quarter of 2007 that required the useful life of the statutory exemption intangible asset to be reassessed as finite-lived and a corresponding impairment analysis to be performed.  Based on that analysis, the Company recognized an impairment loss of $4.9 million in the second quarter of 2007 in the hospitals segment to reduce the carrying value of this intangible asset to its revised estimate of fair value based on the impact of the change in regulations.  This reduced carrying value represents the asset’s new cost basis for financial reporting purposes.  The Company computed the fair value of the statutory exemption intangible asset using a present value technique and the Company’s projections of cash flow expected to be generated over the intangible asset’s remaining estimated useful life.  Starting on May 1, 2007, the Company began amortizing the remaining $0.5 million carrying value of the intangible asset on a straight-line basis over the asset’s remaining estimated useful life.  As of December 31, 2008 and 2007, the intangible asset had a remaining carrying value of approximately $0.2 million and $0.3 million, respectively.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

On December 29, 2007, the 2007 Medicare, Medicaid and SCHIP Extension Act was signed into law.  The Act provides that the 25% Rule will not be applied to grandfathered LTACHs, such as the Company’s LTACH in New Orleans, through at least December 31, 2010.  Statement 142 prohibits the reversal of the Company’s previously recognized $4.9 million impairment loss.

In March 2007, the Company and St. Luke’s Episcopal-Presbyterian Hospitals (“St. Luke’s Hospitals”) formed a jointly-owned entity, St. Luke’s Rehabilitation Hospital, LLC, which began developing a new 35-bed rehabilitation hospital facility in St. Louis, Missouri.  In December 2008, St. Luke’s Rehabilitation Hospital completed construction of the new facility and acquired the assets of St. Luke’s Hospitals’ existing 16-bed acute rehabilitation unit (“ARU”) in exchange for St. Luke’s Hospitals’ minority interest in the new entity.  The operations of the existing ARU were relocated to the new 35-bed hospital facility.  The Company maintains a controlling ownership interest in St. Luke’s Rehabilitation Hospital, LLC.  This transaction did not qualify as the purchase of a “business” based on the guidance in Statement 141 and Emerging Issues Task Force (“EITF”) Issue No. 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business.”  Therefore, under the guidance in Statement 142, the cost of the assets acquired from St. Luke’s Hospitals were allocated to the individual assets acquired based on their relative fair values and no goodwill arose from the transaction.

At December 31, 2008 and 2007, the Company had the following intangible asset balances (in thousands of dollars):

	December 31, 2008		December 31, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization
Amortizing Intangible Assets:
Noncompete agreements	$1,850	$(1,261)	$4,460	$(1,449)
Customer contracts and relationships	23,096	(10,042)	23,096	(7,508)
Trade names	9,683	(1,929)	8,773	(1,276)
Medicare exemption	454	(227)	454	(113)
Market access assets	5,720	(24)	—	—
Certificates of need	142	(28)	—	—
Lease arrangements	905	(205)	905	(125)
Total	$41,850	$(13,716)	$37,688	$(10,471)

Non-amortizing Intangible Assets:
Trade names	$810		$810

The market access assets were acquired in the transaction with St. Luke’s Hospitals noted above.  The assets were valued using a discounted cash flows analysis under the income approach.  The estimated value of the market access assets is attributable to the Company’s ability to gain access to and penetrate the former facility’s historical patient market.

Amortizing intangible assets have the following weighted average useful lives as of December 31, 2008:  noncompete agreements – 4.0 years; contractual customer relationships – 6.9 years; amortizing trade names – 15.6 years; Medicare exemption – 2.0 years; market access assets – 19.9 years; certificates of need – 2.4 years; and lease arrangements – 9.8 years.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

Amortization expense incurred by continuing operations was approximately $3.7 million, $3.7 million and $2.8 million for the years ended December 31, 2008, 2007 and 2006, respectively.  Estimated annual amortization expense for the next 5 years is: 2009 – $3.9 million; 2010 – $3.5 million; 2011 – $2.9 million; 2012 – $2.4 million and 2013 – $2.2 million.

The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 are as follows (in thousands):

				Healthcare Management
	SRS (a)	HRS (b)	Hospitals	Consulting (c)	Total
Balance at December 31, 2006	$78,354	$39,715	$45,227	$4,144	$167,440
Purchase price adjustments
and allocations	1,065	—	12	—	1,077
Balance at December 31, 2007	79,419	39,715	45,239	4,144	168,517
Acquisitions	—	—	6,414	—	6,414
Dispositions	—	—	(3,566)	—	(3,566)
Balance at December 31, 2008	$79,419	$39,715	$48,087	$4,144	$171,365

(a)	Skilled Nursing Rehabilitation Services (SRS).
(b)	Hospital Rehabilitation Services (HRS).
(c)	The healthcare management consulting segment consists of Phase 2 Consulting Inc., which was sold effective June 1, 2009.

(8)          Disposition and Discontinued Operations

Effective June 1, 2009, the Company completed the sale of all the outstanding common stock of Phase 2 Consulting, Inc. (“Phase 2”) to Premier, Inc. for approximately $5.5 million.  This transaction will allow the Company’s management to focus on its core businesses.  Phase 2 provides management and economic consulting services to the healthcare industry and had been a subsidiary of the Company since it was acquired in 2004.  In accordance with GAAP, the operations of Phase 2 meet the criteria for discontinued operations.  Accordingly, the results of operations for Phase 2 have been presented as discontinued operations for the years ended December 31, 2008, 2007 and 2006.  Relevant financial information in other footnotes herein has been updated to be consistent with this presentation.

The operating results for Phase 2 are shown in the following table (in thousands).  No interest expense has been allocated to this discontinued operation.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

	2008	2007	2006

Operating revenues	$9,563	$12,480	$10,323
Costs and expenses	9,789	11,375	9,673
Operating gain (loss) from discontinued operations	(226)	1,105	650
Income tax benefit (expense)	88	(440)	(259)
Gain (loss) from discontinued operations	$(138)	$665	$391

Effective August 30, 2008, the Company completed the sale of equipment, goodwill, other intangible assets and certain related assets associated with its 38-bed inpatient rehabilitation hospital located in Midland, Texas (the “Midland hospital”) to HealthSouth Corporation for $7.2 million less direct selling costs.  This transaction was the result of a strategic review of the Midland-Odessa market.  Simultaneous with the sale, the Midland hospital transferred its operations and remaining patients to HealthSouth’s rehabilitation hospital also located in the Midland-Odessa area.  In connection with this transaction, the Company recognized a pre-tax gain related to the disposal of the Midland hospital assets of approximately $0.3 million in 2008.

The Midland hospital had been a component of the Hospital reporting unit since mid-2006, and its operations were integrated into the Hospital reporting unit.  Accordingly, the Company determined an appropriate allocation of goodwill for the Midland hospital based on its fair value relative to the overall fair value of the Hospital reporting unit.  The Company used a discounted cash flow technique to determine fair value, which resulted in approximately $3.6 million of goodwill being allocated to the Midland hospital.  Summarized below are the carrying amounts of the assets and liabilities of the Midland hospital that were sold effective August 30, 2008 (in thousands):

Assets:
Property and equipment, net	$18
Goodwill	3,566
Intangible assets, net	2,154
Total assets	$5,738

Liabilities:
Accrued salaries and wages	$7
Total liabilities	$7

The Midland hospital has been classified as a discontinued operation pursuant to the requirements of FASB Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”  The operating results for this discontinued operation are shown in the following table (in thousands).  No interest expense has been allocated.

	2008	2007	2006

Operating revenues	$3,962	$7,125	$3,231
Costs and expenses	5,471	8,791	4,477
Operating loss from discontinued operations	(1,509)	(1,666)	(1,246)
Gain on disposal of assets of discontinued operations	321	—	—
Income tax benefit	463	619	541
Loss from discontinued operations	$(725)	$(1,047)	$(705)

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

At September 30, 2008, the Company remained a party to an operating lease agreement for the Midland hospital building with a term ending in 2013.  As a result of finding a new tenant, the landlord agreed to terminate the Company’s lease agreement in October 2008.  In connection with exiting the Midland hospital building, the Company incurred a total pre-tax charge of $1.1 million in the third quarter of 2008 to recognize a $0.7 million liability for broker fees and other fees associated with terminating the lease agreement and a $0.4 million loss to write-down the remaining fixed assets to their estimated fair value.  Payments to settle the liability were completed in 2008.  The $1.1 million charge is included in the $0.3 million net gain on the disposal of the Midland hospital assets.

(9)          Long-Term Debt

On June 16, 2006, the Company entered into an Amended and Restated Credit Agreement with Bank of America, N.A., Harris, N.A., General Electric Capital Corporation, National City Bank, U.S.  Bank National Association, SunTrust Bank and Comerica Bank, as participating banks in the lending group.  The Amended and Restated Credit Agreement is a $175 million, five-year revolving credit facility that is expandable to $225 million upon the Company’s request, subject to the approval of the lending group and subject to continuing compliance with the terms of the Amended and Restated Credit Agreement.

The Amended and Restated Credit Agreement contains administrative covenants that are ordinary and customary for similar credit facilities.  The credit facility also includes financial covenants, including requirements for us to comply on a consolidated basis with a maximum ratio of senior funded debt to earnings before interest, taxes, depreciation and amortization (EBITDA), a maximum ratio of total funded debt to EBITDA and a minimum ratio of adjusted EBITDA to fixed charges.  As of December 31, 2008, the Company was in compliance with all debt covenants.  The annual commitment fees and interest rates to be charged in connection with the credit facility and the outstanding principal balance are variable based upon the Company’s consolidated leverage ratios.

As of December 31, 2008, the Company had approximately $7.2 million in letters of credit outstanding to its insurance carriers as collateral for reimbursement of claims.  The letters of credit reduce the amount the Company may borrow under its line of credit.  As of December 31, 2008, after consideration of the effects of restrictive covenants, the available borrowing capacity under the line of credit was approximately $90.7 million.

As of December 31, 2008 and 2007, long-term borrowings, including the current portion of long-term debt, were as follows (dollars in thousands):

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

	December 31,
	2008	2007

Borrowings under revolving credit facility; maturity date of June 16, 2011	$57,000	$68,500

Promissory note issued to sellers of Louisiana Specialty Hospital; stated interest rate of 7.5%; principal balance due on May 31, 2008	—	3,000

Promissory note issued to sellers of MeadowBrook; stated interest rate of 6%; principal payments due in semi-annual installments with the final payment due on August 1, 2008	—	3,000
	57,000	74,500
Less: current portion	—	(9,500)
	$57,000	$65,000

Borrowings under the credit facility are collateralized by substantially all of the Company’s assets and bear interest at either the lender’s prime rate or the London Interbank Offered Rate (“LIBOR”), at the Company’s option, plus applicable margins.  Our LIBOR contracts can vary in length from 30 to 180 days.  On December 28, 2007, the Company entered into an interest rate swap related to a portion of these borrowings.  The swap effectively fixes the interest rate on $25 million of the borrowings at 4.0% plus applicable margins.  After consideration of the swap, the weighted average interest rate on all borrowings under the credit facility was 3.2% at December 31, 2008.

The interest rate swap agreement expires in December 2009.  The Company has formally designated this swap agreement as a cash flow hedge and expects the hedge to be highly effective in offsetting fluctuations in the designated interest payments resulting from changes in the benchmark interest rate (LIBOR).  The fair value of this swap agreement was recorded in the consolidated balance sheets as a liability of $0.7 million and $0.1 million at December 31, 2008 and 2007, respectively.  The unrealized losses resulting from the change in the fair value of the interest rate swap have been reflected in other comprehensive income.  Over the next 12 months, the Company expects to reclassify approximately $0.7 million of these losses from accumulated other comprehensive income to interest expense as the related interest payments being hedged are made.

The Company’s long-term debt is scheduled to mature as follows (amounts in thousands):

2009	$—
2010	—
2011	57,000
2012	—
2013	—
Total	$57,000

Interest paid for 2008, 2007 and 2006 was $4.4 million, $7.6 million and $5.2 million, respectively. Included in the interest paid amounts are commitment fees on the unused portion of the revolving credit facility of $0.3 million, $0.2 million and $0.2 million for 2008, 2007 and 2006, respectively.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

(10)        Stockholders’ Equity

The Company has a stockholder rights plan pursuant to which preferred stock purchase rights were distributed as a dividend on each share of the Company’s outstanding common stock.  Each right, when exercisable, will entitle the holders to purchase one one-hundredth of a share of series B junior participating preferred stock of the Company at an initial exercise price of $150.00 per one one-hundredth of a share.

The rights are not exercisable or transferable until a person or affiliated group acquires beneficial ownership of 20% or more of the Company’s common stock or commences a tender or exchange offer for 20% or more of the stock, without the approval of the board of directors. In the event that a person or group actually acquires 20% or more of the Company’s stock, each holder of rights (other than the person consummating the transaction) will have the right to receive upon exercise of the rights shares of the Company’s common stock at one-half of the then-current market price per  share  of  the stock.  In addition, in the event that the Company consolidates or merges with another entity or the Company sells or otherwise transfers 50% or more of its consolidated assets or earnings power, each holder of rights (other than the person consummating the transaction) will have the right to receive upon exercise of the rights shares of the surviving or purchasing entity’s common stock at one-half of the then-current market price of the stock.

The series B preferred stock is non-redeemable and junior of any other series of preferred stock that the Company may issue in the future. Each share of series B preferred stock, upon issuance, will have a preferential dividend in the amount equal to the greater of $1.00 per share or 100 times the dividend declared per share on the Company’s common stock. In the event of a liquidation of the Company, the series B preferred stock will receive a preferred liquidation payment equal to the greater of $100 or 100 times the payment made on each share of the Company’s common stock. Each one one-hundredth of a share of series B preferred stock will have one vote on all matters submitted to the stockholders and will vote together as a single class with the Company’s common stock.

(11)        Earnings per Share

Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted average common shares outstanding for the period.  Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity (as calculated utilizing the treasury stock method).  These potential shares include dilutive stock options and unvested restricted stock awards.

The following table sets forth the computation of basic and diluted earnings (loss) per share attributable to RehabCare stockholders (in thousands, except per share data).  The net earnings amounts presented below exclude income and losses attributable to noncontrolling interests in consolidated subsidiaries.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

	Year Ended December 31,
	2008	2007	2006
Numerator:
Earnings from continuing operations, net of tax	$19,568	$13,041	$7,594
Loss from discontinued operations, net of tax	(863)	(382)	(314)
Net earnings	$18,705	$12,659	$7,280

Denominator:
Basic weighted average common shares outstanding	17,583	17,226	17,008
Effect of dilutive securities:
stock options and restricted stock awards	215	233	235
Diluted weighted average common shares outstanding	17,798	17,459	17,243

Basic earnings per common share:
Earnings from continuing operations, net of tax	$1.11	$0.76	$0.45
Loss from discontinued operations, net of tax	(0.05)	(0.03)	(0.02)
Net earnings	$1.06	$0.73	$0.43

Diluted earnings per common share:
Earnings from continuing operations, net of tax	$1.10	$0.75	$0.44
Loss from discontinued operations, net of tax	(0.05)	(0.02)	(0.02)
Net earnings	$1.05	$0.73	$0.42

For fiscal 2008, 2007 and 2006, outstanding stock options totaling approximately 0.9 million, 1.3 million and 1.4 million potential shares, respectively, were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.

(12)        Employee Benefits

The Company has an Employee Savings Plan, which is a defined contribution plan qualified under Section 401(k) of the Internal Revenue Code, for the benefit of its eligible employees.  All employees who are at least 21 years of age are immediately eligible to participate in the plan.  Each participant may contribute from 2% to 20% of his or her annual compensation to the plan subject to limitations on the highly compensated employees to ensure the plan is nondiscriminatory.  Contributions made by the Company to the Employee Savings Plan are at rates of up to 50% of the first 4% of employee contributions.  Expense in connection with the Employee Savings Plan for 2008, 2007 and 2006 totaled $4.0 million, $3.9 million and $2.7 million, respectively.

The Company maintains nonqualified deferred compensation plans for certain employees.  Due to changes in the Internal Revenue Code impacting deferred compensation arrangements, the Company froze its plan, which became ineligible to receive future deferrals, on December 31, 2004.  To ensure compliance with Internal Revenue Code section 409A, a new plan was developed and implemented on July 1, 2005.  Under the 2005 plan, participants may defer up to 70% of their base salary and up to 70% of their cash incentive compensation.  Amounts for both plans are held by a trust in investments that are designated by participants but remain the property of the Company until distribution.  At December 31, 2008 and 2007, $2.8 million and $3.6 million, respectively, were payable under the nonqualified deferred compensation plans and approximated the value of the trust assets owned by the Company.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

(13)        Commitments

The Company is obligated under non-cancelable operating leases for the facilities that support the Company’s hospitals, administrative functions and other operations.  Future minimum lease payments at December 31, 2008 for those leases having an initial or remaining non-cancelable lease term in excess of one year are as follows (amounts in thousands):

2009	$13,344
2010	13,961
2011	13,429
2012	13,166
2013	13,122
Thereafter	111,622
Total	$178,644

Rent expense for 2008, 2007 and 2006 was approximately $12.9 million, $12.2 million and $10.1 million, respectively.   As of December 31, 2008, the Company expected to receive future minimum rentals under noncancelable subleases of approximately $3.0 million.

The Company was not a party to any material open construction contracts as of December 31, 2008.

(14)        Income Taxes

The components of income tax expense (benefit), excluding discontinued operations, are as follows (in thousands):

	Year Ended December 31,
	2008	2007	2006
Federal – current	$7,282	$1,196	$6,528
Federal – deferred	3,229	6,392	(1,075)
State	1,552	70	418
	$12,063	$7,658	$5,871

A reconciliation between expected income taxes, computed by applying the statutory Federal income tax rate of 35% to earnings from continuing operations before income taxes, and actual income tax is as follows (in thousands):

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

	Year Ended December 31,
	2008	2007	2006
Expected income taxes	$10,376	$7,113	$4,704
Tax effect of interest income from municipal bond obligations exempt from federal taxation	(1)	(8)	(72)
State income taxes, net of federal income tax benefit	982	120	128
Tax effect of losses attributable to noncontrolling interests not deductible by the Company	695	132	8
Increase in valuation allowance	—	—	1,091
Other, net	11	301	12
	$12,063	$7,658	$5,871

The tax effects of temporary differences that give rise to the deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2008	2007
Deferred tax assets:
Allowance for doubtful accounts	$5,439	$3,838
Accrued insurance, vacation, bonus and deferred compensation	8,348	9,890
Net operating loss carryforward/capital loss carryforward	184	2,405
Stock based compensation	1,993	1,176
Other	4,717	3,843
Total gross deferred tax assets	20,681	21,152
Valuation allowance	(75)	(350)
Net deferred tax assets	20,606	20,802

Deferred tax liabilities:
Acquired goodwill and intangibles	10,500	6,971
Depreciation and amortization	1,913	1,807
Other	1,623	1,536
Total deferred tax liabilities	14,036	10,314
	$6,570	$10,488

At December 31, 2008, RehabCare had unused state net operating loss carryforwards and federal capital loss carryforwards which resulted in a deferred tax asset of $184,000.  These carryforwards expire on various dates between 2009 and 2026.

The Company is required to establish a valuation allowance for deferred tax assets if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. After consideration of all evidence, both positive and negative, management concluded that it was more likely than not that the Company will not realize a portion of its deferred tax assets and that a valuation allowance of $0.1 million and $0.4 million was necessary as of December 31, 2008 and 2007, respectively.  For the years ended December 31, 2008, 2007, and 2006, the net increases (decreases) in the valuation allowance were $0.3 million, $(15.5) million, and $1.1 million, respectively. The valuation allowance decrease in 2007 primarily relates to the Company’s adoption of FASB Interpretation No.  48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”).

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

The Company adopted the provisions of FIN 48 on January 1, 2007.  This Interpretation requires financial statement recognition of a tax position taken or expected to be taken in a tax return, if that position is more likely than not of being sustained upon examination, based on the technical merits of the position.  Based on the accounting standards that existed prior to FIN 48, the Company had not recognized a $14.4 million potential tax benefit in its financial statements at December 31, 2006 for the losses incurred in connection with the Company’s former investment in InteliStaf.  In accordance with the provisions of FIN 48, the Company evaluated the technical merits of its uncertain tax positions.  The Company believes it will more likely than not obtain a tax deduction for the full amount of the losses incurred on its investment in InteliStaf.  Based on that evaluation, the Company recorded a $14.4 million reduction in its liability for unrecognized tax benefits and a $14.4 million increase to its January 1, 2007 balance of retained earnings to recognize the cumulative effect of applying FIN 48.  This cumulative-effect adjustment represents the difference between the net amount of assets and liabilities recognized in the statement of financial position prior to the application of FIN 48 and the net amount of assets and liabilities recognized as a result of applying FIN 48.

The following table provides a reconciliation of the beginning and ending amount of unrecognized tax benefits for the years ended December 31, 2008 and 2007 (in thousands):

	2008	2007
Balance at beginning of year	$308	$396
Increase as a result of tax positions taken in prior years	7	136
Increase as a result of tax positions taken in the current year	212	20
Lapse of applicable statute of limitations	(79)	(244)
Balance at end of year	$448	$308

As of December 31, 2008, the Company had approximately $0.4 million of unrecognized tax benefits that, if recognized, would favorably affect the Company’s effective income tax rate.  The Company currently does not expect any significant changes to unrecognized tax positions within the next twelve months.

The Company’s practice is to recognize interest related to unrecognized tax benefits as a component of interest expense and penalties related to unrecognized tax benefits as a component of selling, general and administrative expenses.

RehabCare and its subsidiaries file income tax returns for U.S. federal income taxes and various state income taxes.  The Company is no longer subject to U.S. federal income tax examination for years prior to 2005 by virtue of the statute of limitations.  The Company’s 2006 federal income tax return is currently being examined by the IRS.

Income taxes paid by the Company for 2008, 2007 and 2006 were $6.7 million, $0.5 million and $2.4 million, respectively.

(15)        Investments in Unconsolidated Affiliates

On February 2, 2004, the Company consummated a transaction with InteliStaf Holdings, Inc. (“InteliStaf”) pursuant to which InteliStaf acquired all of the outstanding common stock of the Company’s StarMed staffing business in exchange for approximately 25% of the common stock of InteliStaf on a fully diluted basis.  The Company recorded its initial investment in InteliStaf at its fair value of $40 million, as determined with the assistance of a third party valuation firm.  During 2005, InteliStaf incurred significant operating losses even though the healthcare staffing industry as a whole showed signs of recovery.  The Company reviewed its investment for impairment in accordance with requirements of APB Opinion No.  18.  “The Equity Method of Accounting for Investments in Common Stock.”  Based on this review, the Company concluded that an other than temporary decline in the value of the Company’s investment had occurred in the fourth quarter of 2005.  This impairment combined with the Company’s share of InteliStaf’s operating losses reduced the carrying value of the Company’s investment in InteliStaf to $2.8 million at December 31, 2005.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

On March 3, 2006, the Company elected to abandon its interest in InteliStaf.  This decision was made for a variety of business reasons including InteliStaf’s continuing poor operating performance, the disproportionate percentage of Company management time and effort that was being devoted to this non-core business and an expected income tax benefit to be derived from the abandonment.  In the first quarter of 2006, the Company wrote off the $2.8 million remaining carrying value of its investment in InteliStaf.  This write-off was recorded as part of equity in net loss of affiliates on the accompanying consolidated statement of earnings for the year ended December 31, 2006.

The following is a summary of InteliStaf’s results of operations for the period from January 1, 2006 to February 28, 2006 (dollars in thousands):

January 1 to
February 28,
2006(1)
(unaudited)
Net operating revenues	$43,113
Operating loss	(727)
Net loss	(1,465)

(1)
The Company abandoned its shares in InteliStaf on March 3, 2006.  Financial statements as of that date were not readily available.  Accordingly, the Company has presented financial information through February 28, 2006.  The Company does not believe that financial information for InteliStaf through March 3, 2006 would be materially different than the information reported above.

In January 2005, the Company paid $3.6 million for a 40% equity interest in Howard Regional Specialty Care, LLC (“HRSC”), which operates a freestanding rehabilitation hospital in Kokomo, Indiana.  The Company uses the equity method to account for its investment in HRSC.  The value of the Company’s investment in HRSC at the transaction date exceeded its share of the book value of HRSC’s stockholders’ equity by approximately $3.5 million.  This excess is being accounted for as equity method goodwill.  In February 2007, the Company invested an additional $1.1 million of cash in HRSC, and the majority owner invested an additional $1.7 million.  HRSC used these funds to meet its working capital needs and to acquire an outpatient rehabilitation business in Kokomo.  The carrying value of the Company’s investment in HRSC was $4.8 million and $4.7 million at December 31, 2008 and 2007, respectively.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

(16)        Severance and Restructuring Costs

In 2008, the Company eliminated approximately 60 corporate and division support positions in an effort to better align the Company’s support functions and reduce corporate and division overhead.   In connection with these efforts, the Company recognized a pre-tax charge of $2.3 million for employee severance costs including costs incurred under pre-existing severance plans.  This charge is reflected on the corporate and division selling, general and administrative expense lines of the Company’s consolidated statement of earnings for 2008.  The following table provides a roll-forward of the liability for accrued severance costs from January 1, 2008 through December 31, 2008 (amounts in millions):

Employee
Severance
Costs
Balance, January 1, 2008	$—
Accrual for severance costs	2.3
Payments	(0.9)
Balance, December 31, 2008	$1.4

As reported in Note 15, the Company sold its StarMed staffing division to InteliStaf on February 2, 2004.  In connection with this sale, the Company initiated a series of restructuring activities to reduce the cost of corporate overhead that had previously been absorbed by the staffing division.  All restructuring activities were completed by December 31, 2005 except for the payment of lease exit costs related to corporate office space that the Company ceased using in 2004.  However, in June 2006, as a result of increased corporate headquarters staffing to support recent acquisitions, the Company made the decision to begin using the office space again.  As a result, the Company reversed the remaining restructuring reserve of $191,000 to income in 2006.

(17)        Related Party Transactions

The Company’s hospital rehabilitation services division recognized operating revenues for services provided to HRSC, the Company’s 40% owned equity method investment, of approximately $0.4 million and $2.6 million for the years ended December 31, 2007 and 2006, respectively.  In March 2007, the Company canceled its existing management services contract with HRSC as part of a plan to improve HRSC’s profitability.

The Company purchased air transportation services from 55JS Limited, Co. at an approximate cost of $510,000, $457,000 and $392,000 for the years ended December 31, 2008, 2007 and 2006, respectively.  55JS Limited, Co. is owned by the Company’s President and Chief Executive Officer, John Short.  The air transportation services are billed to the Company for hourly usage of 55JS’s plane for Company business.

(18)        Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“Statement 157”).  This statement clarifies the definition of fair value, establishes a framework for measuring fair value and expands the disclosures on fair value measurements.  Statement 157 does not require any new fair value measurements.  In February 2008, the FASB issued FASB Staff Position 157-2, “Effective Date of FASB Statement 157,” which deferred the effective date of Statement 157 to fiscal years beginning after November 15, 2008 for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.  In accordance with this interpretation, the Company adopted the provisions of Statement 157 on January 1, 2008 with respect to the Company’s financial assets and financial liabilities.  The provisions of Statement 157 have not been applied to nonfinancial assets and nonfinancial liabilities.  The major categories of assets and liabilities that are measured at fair value, for which the Company will wait until 2009 to apply the provisions of Statement 157, are as follows:  reporting units measured at fair value in the first step of a goodwill impairment test under Statement 142 and long-lived assets measured at fair value for an impairment assessment under Statement 144.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

The following table sets forth the information required by Statement 157 for the Company’s financial assets and financial liabilities which are measured at fair value on a recurring basis (amounts in thousands):

		Fair Value Measurements at December 31, 2008 Using:
	Carrying value at December 31, 2008	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Trading securities	$2,810	$2,810	$—	$—
Interest rate swap	(692)	—	(692)	—
Total	$2,118	$2,810	$(692)	$—

The Company uses an income approach to value its liability for the outstanding interest rate swap agreement, which is discussed further in Note 9.  The fair value of the swap is estimated using a discounted cash flow model that takes into account observable inputs including the contractual terms of the swap and current market information as of the reporting date such as prevailing interest rates.

(19)        Industry Segment Information

In the first quarter of 2009, the Company made certain changes to the structure of its internal organization.  These changes primarily consisted of making the Company’s skilled nursing rehabilitation services division responsible for oversight of the Company’s businesses that provide resident-centered management consulting services and staffing services for therapists and nurses.  Following these structural changes and the June 2009 sale of Phase 2, the Company now operates in the following two business segments, which are managed separately based on fundamental differences in operations: program management services and hospitals.  Program management services include hospital rehabilitation services (including inpatient acute and subacute rehabilitation and outpatient therapy programs) and skilled nursing rehabilitation services (including contract therapy in skilled nursing facilities, resident-centered management consulting services and staffing services for therapists and nurses).  The Company’s hospitals segment owns and operates six inpatient rehabilitation hospitals and five long-term acute care hospitals.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

Virtually all of the Company’s services are provided in the United States.  Summarized information about the Company’s operations in each industry segment is as follows (in thousands).  The following information and relevant financial information in other footnotes herein have been restated to reflect the operational oversight changes as noted above and the classification of Phase 2 as a discontinued operation.

	Operating Revenues			Operating Earnings (Loss)
	2008	2007	2006	2008	2007	2006
Program management:
Skilled nursing rehabilitation services	$457,229	$432,910	$348,139	$25,544	$7,249	$(1,206)
Hospital rehabilitation services	165,658	164,102	179,798	21,997	22,893	23,661
Program management total	622,887	597,012	527,937	47,541	30,142	22,455
Hospitals	112,525	96,001	73,870	(13,903)	(1,972)	1,889
Unallocated asset impairment (1)	N/A	N/A	N/A	—	—	(2,351)
Unallocated corporate expenses (2)	N/A	N/A	N/A	(731)	(640)	(633)
Restructuring charge	N/A	N/A	N/A	—	—	191
Total	$735,412	$693,013	$601,807	$32,907	$27,530	$21,551

	Depreciation and Amortization			Capital Expenditures
	2008	2007	2006	2008	2007	2006
Program management:
Skilled nursing rehabilitation services	$6,835	$8,777	$6,888	$3,824	$2,530	$4,747
Hospital rehabilitation services	2,641	4,104	4,740	1,032	442	1,403
Program management total	9,476	12,881	11,628	4,856	2,972	6,150
Hospitals	5,094	3,657	2,621	13,604	6,824	8,686
Healthcare management consulting (3)	—	—	—	42	193	18
Total	$14,570	$16,538	$14,249	$18,502	$9,989	$14,854

	Total Assets
	as of December 31,
	2008	2007	2006
Program management:
Skilled nursing rehabilitation services	$198,236	$201,482	$218,106
Hospital rehabilitation services	115,044	105,292	110,800
Program management total	313,280	306,774	328,906
Hospitals (4)	118,267	93,659	92,681
Healthcare management consulting (3)	6,859	8,127	6,709
Total	$438,406	$408,560	$428,296

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

(1)
Represents an impairment charge associated with the abandonment of a fixed asset that was never placed in service.  This fixed asset relates to an internal software development project.  See Note 5 for additional information.

(2)
Primarily represents general corporate overhead costs associated with Phase 2 Consulting, Inc., which was sold effective June 1, 2009.  All other costs and expenses associated with Phase 2 have been reported in discontinued operations.

(3)	The healthcare management consulting segment consists of Phase 2 Consulting Inc., which was sold effective June 1, 2009.

(4)	Hospitals segment total assets include the carrying value of the Company’s investment in HRSC.

(20)        Quarterly Financial Information (Unaudited)

The following tables present the Company’s quarterly financial data.

	Quarter Ended
2008	December 31	September 30	June 30	March 31
	(in thousands, except per share data)

Operating revenues	$192,059	$181,350	$181,899	$180,104
Operating earnings	9,511	7,080	7,786	8,530
Earnings from continuing operations, net of tax	5,408	3,666	4,008	4,500
Loss from discontinued operations, net of tax	(352)	(280)	(159)	(72)
Net earnings	5,056	3,386	3,849	4,428
Net earnings attributable to RehabCare	5,703	3,998	4,496	4,508
Net earnings per share attributable to RehabCare:
Basic	0.32	0.23	0.26	0.26
Diluted	0.32	0.22	0.25	0.25

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

	Quarter Ended
2007	December 31	September 30	June 30	March 31
	(in thousands, except per share data)

Operating revenues	$169,598	$167,804	$176,850	$178,761
Operating earnings	9,202	7,910	4,972	5,446
Earnings from continuing operations, net of tax	5,006	3,613	2,103	1,942
Gain (loss) from discontinued operations, net of tax	(125)	166	(466)	43
Net earnings	4,881	3,779	1,637	1,985
Net earnings attributable to RehabCare	5,101	3,910	1,651	1,997
Net earnings per share attributable to RehabCare:
Basic	0.29	0.23	0.10	0.12
Diluted	0.29	0.22	0.09	0.12

Consistent with Note 1, the Company reclassified certain current year and prior year amounts to conform to the presentation required by Statement 160.  In addition, certain other current year and prior year amounts have been reclassified to present the results of operations for Phase 2 and the Midland hospital as discontinued operations.

(21)        Contingencies

The Company is currently not a party to any material pending legal proceedings.

In the ordinary course of our business, the Company is a party to a number of claims and lawsuits, as both plaintiff and defendant, which the Company regards as immaterial.  From time to time, and depending upon the particular facts and circumstances, the Company may be subject to indemnification obligations under its various contracts.  The Company does not believe that any liability resulting from such matters, after taking into consideration the Company’s insurance coverage and amounts already provided for, will have a material effect on the Company’s consolidated financial position or overall liquidity; however, such matters, or the expense of prosecuting or defending them, could have a material effect on cash flows and results of operations in a particular quarter or fiscal year as they develop or as new issues are identified.

During the month of September 2008, the business activities of certain Company-owned facilities and certain client-owned facilities in Louisiana, Texas and Florida were disrupted as a result of Hurricanes Gustav, Hanna and Ike.  The Company estimates the hurricanes had a negative impact on 2008 consolidated operating earnings of approximately $1.0 million, net of accrued business interruption insurance recoveries recorded during the period of $0.1 million.  These recoveries have been recorded on the operating expense line of the Company’s consolidated statement of earnings.  The Company may recognize additional recoveries after contingencies relating to the insurance claim have been resolved.

In 2007, the Company entered into a restated term loan agreement with Signature Healthcare Foundation (“Signature”).  The restated term loan agreement supersedes and replaces a line of credit agreement and loans previously made by RehabCare to Signature between 2003 and 2005.  Under the restated term loan agreement, Signature agreed to pay the entire unpaid principal amount of $1,420,000 to RehabCare upon demand by RehabCare after May 31, 2010.  In addition, Signature has agreed to pay interest on the outstanding principal balance on a quarterly basis at a rate equal to prime plus one percent.   The Company has recognized interest income by applying the loan’s contractual interest rate to the loan’s outstanding principal balance.  As of December 31, 2008, the outstanding principal balance under the term loan was $1,420,000, and Signature owed the Company approximately $6,000 in accrued but unpaid interest.  During the years ended December 31, 2008, 2007 and 2006, the Company recognized interest income on the various Signature loans of approximately $87,000, $109,000 and $85,000, respectively.

REHABCARE GROUP, INC.
Notes to Consolidated Financial Statements (Continued)
December 31, 2008, 2007 and 2006

In 2008, Signature’s financial condition deteriorated, and it became probable that Signature would be unable to pay all the amounts due to the Company under the loan agreement.  Foreclosure on the loan’s underlying collateral was considered probable at December 31, 2008.  As required by FASB Statement of Financial Accounting Standards No. 114, “Accounting by Creditors for Impairment of a Loan,” the Company measured the loan’s impairment based on the estimated fair value of the collateral.  Because the estimated fair value of the collateral was less than the carrying value of the loan, the Company recognized a $535,000 charge in 2008 to increase its existing valuation allowance against the impaired loan.  This charge, which is included in the Company’s 2008 provision for doubtful accounts, reduced the carrying value of the note receivable to $580,000 as of December 31, 2008.

The proceeds of the loans to Signature were used by Signature to further the operations of its facilities which provide physical and occupational rehabilitation programs in outpatient and home health settings.  Since 2003, the Company has provided rehabilitation staffing services to Signature’s outpatient facilities and home health programs at rates that represent market value for the services provided.  The Company’s services are provided under a 5-year staffing services agreement, which is independent of the loan agreement except that termination of the staffing services agreement by Signature prior to the end of its initial term constitutes an event of default under the loan agreement.  As of December 31, 2008, the outstanding balance due from Signature under the staffing agreement was $1.1 million and the carrying value of the Company’s receivable, net of a specific allowance for doubtful accounts, was zero. See Note 22 for the latest developments.

(22)        Subsequent Event

As mentioned in Note 21, the Company had provided loans to Signature Healthcare Foundation between 2003 and 2005.  The proceeds were used by Signature to further the operations of its facilities which provide physical and occupational rehabilitation programs in outpatient and home health settings.  In February 2009, the Company terminated its staffing agreement with Signature and took possession of Signature’s operating assets in full satisfaction of the Company’s receivables from Signature.  At December 31, 2008, the Company’s note receivable from Signature had a remaining carrying value of $580,000, which approximates the estimated fair value of the assets received from Signature.

(23)        Noncontrolling Interests

Effective January 1, 2009, the Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”).  The consolidated balance sheets have been restated to report noncontrolling interests as a component of equity and the consolidated statements of earnings have been restated to report the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.  The Company’s adoption of the new standard also resulted in the presentation of separate consolidated statements of comprehensive income to report the amounts of consolidated comprehensive income attributable to the parent and to the noncontrolling interest.  The Company’s relevant financial information in the footnotes herein has been updated to reflect the changes required by Statement 160.